Exhibit 10.10

DIRECTOR DESIGNATION AGREEMENT

THIS DIRECTOR DESIGNATION AGREEMENT dated as of February 13, 2007 (this “Agreement”), is among National CineMedia, Inc., a Delaware corporation (“NCM Inc.”), American Multi-Cinema, Inc., a Missouri corporation (“AMC”), Cinemark Media, Inc., a Delaware corporation (“Cinemark Media”), and Regal CineMedia Holdings, LLC, a Delaware limited liability company (“Regal,” and together with AMC and Cinemark Media, including any Affiliate or Permitted Transferee thereof, so long as any Permitted Transferee continues to qualify as a Permitted Transferee, the “Founding Members”). Certain terms used in this Agreement are defined in Section 1.1.

RECITALS

A. The Founding Members own all of the outstanding common membership units (the “Membership Units”) of National CineMedia, LLC, a Delaware limited liability company (“NCM LLC”).

B. NCM Inc. is contemplating an offer and sale of its Common Stock to the public in an underwritten initial public offering (the “IPO”).

C. Pursuant to the terms of a Common Unit Subscription Agreement dated as of February 13, 2007 (the “Subscription Agreement”), between NCM LLC and NCM Inc., it is contemplated that NCM Inc. will use the proceeds of the IPO to purchase from NCM LLC a number of Membership Units equal to the number of shares of Common Stock sold in the IPO.

D. Upon consummation of the transactions contemplated by the Subscription Agreement, it is contemplated that NCM Inc. will be admitted as a member, and appointed as the manager, of NCM LLC.

E. In order to induce the Founding Members to approve the sale and issuance of Membership Units by NCM LLC to NCM Inc. and the appointment of NCM Inc. as the manager of NCM LLC, NCM Inc. has agreed to permit each of the Founding Members to designate up to two persons for nomination for election to the board of directors of NCM Inc. (the “Board”) on the terms and conditions set forth herein.

F. The Amended and Restated Certificate of Incorporation of NCM Inc. (the “Charter”) provides that NCM Inc. shall have a staggered Board that consists of three classes of directors and that the term of one class of directors will expire at each annual meeting of the stockholders of NCM Inc.

G. Under the terms of the NCM LLC Operating Agreement and the Charter, each Founding Member will have the right to cause NCM LLC to redeem the Membership Units held by such Founding Members in exchange for shares of Common Stock or cash.

AGREEMENT

In consideration of the covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, NCM Inc. and the Founding Members agree as follows:

1. Definitions

1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Affiliate” has the meaning set forth in the NCM LLC Operating Agreement.

“Change of Control” with respect to any Person that is not individual, means (i) any merger or consolidation with or into any other entity or any other similar transaction, whether in a single transaction or series of related transactions, where (A) the members or stockholders of such Person immediately prior to such transaction in the aggregate cease to own at least 50 percent of the general voting power of the entity surviving or resulting from such transaction (or its stockholders or the ultimate parent thereof) or (B) any Person or Group becomes the beneficial owner of more than 50 percent of the general voting power of the entity surviving or resulting from such transaction (or its stockholders or the ultimate parent thereof), (ii) any transaction or series of related transactions in which in excess of 50 percent of such Person’s general voting power is Transferred to any other Person or Group or (iii) the sale or Transfer by such Person of all or substantially all of its assets.

“Cinemark” means Cinemark Holdings, Inc. or its successor or any Person that wholly-owns Cinemark Holdings, Inc., directly or indirectly, in the future.

“Cinemark USA” means Cinemark USA, Inc., a Texas corporation.

“Common Stock” means the common stock, par value $0.01 per share, of NCM Inc.

“Director” means a member of the Board.

“ESA Party” means (i) AMC in the case of AMC, (ii) Cinemark USA in the case of Cinemark Media, and (iii) Regal Cinemas in the case of Regal.

“Group” has the meaning set forth in Section 13(d)(3) and Rule 13d-5 of the Securities Exchange Act of 1934, as amended.

“Independent Director” means any Director that if the Common Stock is traded on the NASDAQ Stock Market, satisfies the definition of an “independent director” set forth in the applicable rules in the Marketplace Rules of the NASDAQ Stock Market, Inc., as such rules may be amended from time to time, or, if the Common Stock is then traded on a different exchange, such term shall mean any director of NCM Inc. that satisfies the definition of independent director according to the rules of such exchange..

“Marquee Holdings” means Marquee Holdings Inc. or its successor or any Person that wholly-owns Marquee Holdings Inc., directly or indirectly, in the future.

“NCM LLC Operating Agreement” means the Third Amended and Restated Limited Liability Company Operating Agreement of NCM LLC to be entered into among the Founding Members and NCM Inc., as it may be amended, supplemented or otherwise modified from time to time.

“Nominating Committee” means the nominating/governance committee of the Board or any committee of the Board authorized to perform the function of nominating directors for the Board.

“Permitted Transferee” means, in the case of any Founding Member and any Permitted Transferee of any Founding Member (i) an Affiliate of such Founding Member or Permitted Transferee, or (ii) a non-Affiliate of such Founding Member or Permitted Transferee that is owned more than 50 percent directly or indirectly through one or more entities that are the same entities that own 50 percent or more of the general voting power of the Ultimate Parent of such Founding Member.

“Person” means any individual, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other entity or organization of any nature whatsoever or any Group of two or more of the foregoing.

“REG” means Regal Entertainment Group or its successor or any Person that wholly-owns Regal Entertainment Group, directly or indirectly, in the future.

“Regal Cinemas” means Regal Cinemas, Inc., a Tennessee corporation.

“Retiring Director” means any Director whose term expires at the next annual meeting of stockholders of NCM Inc. pursuant to the terms of the Charter.

“Securities Laws” means the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

“Transfer” or “Transferred” means, directly or indirectly, to sell, transfer, give, exchange, bequest, assign, pledge, encumber, hypothecate or otherwise dispose of, either voluntarily or involuntarily, any of the rights granted under Section 2 (including through a Change of Control of a Person holding units directly or indirectly), provided, however, a Change of Control of an ESA Party or its stockholders shall not be a Transfer.

“Ultimate Parent” means (i) Marquee Holdings in the case of AMC, (ii) Cinemark in the case of Cinemark Media, and (iii) REG in the case of Regal.

1.2 Additional Terms. In addition to defined terms identified in Section 1.1, the following terms have the meanings assigned in the Sections referred to in the table below:

Term	Section	Term	Section
AMC	Preamble	IPO	Recitals
Board	Recitals	Manager	Preamble
Cinemark Media	Preamble	NCM Inc.	Preamble
Designee	§2.1	NCM LLC.	Recitals
Founding Members	Preamble	Subscription Agreement	Recitals
		Regal	Preamble

2. Nominee Designation

2.1 Nomination Right. Subject to the conditions set forth in this Section 2, each Founding Member shall have the right to designate two persons to be appointed or nominated, as the case may be, for election to the Board as follows (each, a “Designee”):

(a) each Founding Member may designate two persons for appointment or nomination to the Board, as the case may be, who initially shall be:

Founding Member	Designees	Director Class
AMC	Edward H. Meyer	Class II
	Peter C. Brown	Class III

Cinemark Media	James R. Holland, Jr.	Class II
	Lee Roy Mitchell	Class III

Regal	Stephen L. Lanning	Class II
	Michael L. Campbell	Class III

(b) at every meeting of the Board, or a committee thereof, for which Directors are appointed or are nominated to stand for election by stockholders of NCM Inc., each Founding Member will have the right to designate those persons to be appointed or nominated for election to the Board for each Retiring Director that was a prior Designee of such Founding Member in accordance with this Section 2.1;

(c) if a vacancy occurs because of the death, disability, disqualification, resignation or removal of a Designee, the Founding Member who designated such person shall be entitled to designate such person’s successors in accordance with this Agreement and the Board, subject to a determination of the Board in good faith, after consultation with outside legal counsel, that such action would not constitute a breach of its fiduciary duties or applicable law, shall fill the vacancy with such successor Designee; and

(d) if a Designee is not nominated or elected to the Board because of the Designee’s death, disability, disqualification, withdrawal as a nominee or for other reason is unavailable or unable to serve on the Board, the Founding Member who designated such person shall be entitled to designate promptly another Designee and the director position for which such Designee was nominated shall not be filled pending such designation.

2.2 Independent Directors. At least one of the Designees of each Founding Member must qualify as an Independent Director at the time of designation.

2.3 Effect of Reduction of Holdings. If at any time any Founding Member owns less than five percent of the then issued and outstanding Membership Units, including Membership Units acquired from another Founding Member or an Affiliate of another Founding Member (which, for purposes of this Section 2.3, shall be calculated to include (a) all shares of Common Stock beneficially owned by such Founding Member as of the date of determination as a result of the redemption of any Membership Units in accordance with Article 9 of the NCM LLC Operating Agreement, (b) any shares of Common Stock issued in connection with any dividend or distribution on the Common Stock so received as a result of the redemption of any Membership Units, and (c) any shares of Common Stock acquired from another Founding Member provided that such other Founding Member acquired such shares of Common Stock in a transaction described in clause (a) or (b) above, but excluding (x) any shares of Common Stock otherwise acquired by the Founding Members and (y) any Membership Units issued to NCM Inc. by NCM LLC in connection with redemption of Membership Units by a Founding Member (unless the Founding Member has disposed of any of the shares of Common Stock received in connection with such redemption of Membership Units (other than to another Founding Member in a transaction described in clause (c) above), in which case a number of Membership Units issued to NCM Inc. in connection with such redemption equal to the number of shares of Common Stock disposed of by such Founding Member shall be included in determining such Founding Member’s ownership interest)), then such Founding Member shall permanently cease to have any rights of designation under Section 2.1.

2.4 Personal Right. Each Founding Member’s rights under this Section 2 is personal to such Founding Member and may not be Transferred, except in accordance with Section 6.3.

2.5 Company Obligations

(a) NCM Inc. agrees to use its best efforts to assure that (i) each Designee is included in the Board’s slate of nominees to the stockholders for each election of directors, and (ii) each Designee is included in the proxy statement prepared by management of NCM Inc. in connection with soliciting proxies for every meeting of the stockholders of NCM Inc. called with respect to the election of members of the Board, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of NCM Inc. or the Board with respect to the election of members of the Board.

(b) Notwithstanding anything herein to the contrary, NCM Inc. shall not be obligated to cause to be nominated for election to the Board or recommend to the stockholders the election of any Designee (i) who fails to submit to NCM Inc. on a timely basis such questionnaires as NCM Inc. may reasonably require of its directors generally and such other information as NCM Inc. may reasonably request in connection with the preparation of its filings under the Securities Laws, or (ii) the Board or the Nominating Committee determines in good faith, after consultation with outside legal counsel, that such action would constitute a breach of its fiduciary duties or applicable law; provided, however, that upon the occurrence of either (i) or (ii) above, NCM Inc. shall promptly notify the applicable Founding Member of the occurrence of such event and permit the applicable Founding Member to provide an alternate Designee sufficiently in advance of any Board action, the meetings of the stockholders called or written action of stockholders with respect to such election of nominees and NCM Inc. shall be subject to its obligations under Section 2.5(a) with respect to such alternate Designee.

(c) At any time a vacancy occurs because of the death, disability, resignation or removal of a Designee, then the Board, or any committee thereof, shall not fill such vacancy or vote or take any action enumerated in Section 5.2 of the Charter until such time that (i) such Founding Member has designated a successor Designee and the Board has filled the vacancy and appointed such successor Designee, (ii) such Founding Member fails to designate a successor

Designee within 10 business days of such vacancy, or (iii) such Founding Member has specifically waived its right under this Section 2.5(c) and has consented to the Board, or any committee thereof, taking a vote on an action enumerated in Section 5.2 of the Charter prior to the Board filling the vacancy with a successor Designee.

(d) At any time that any Founding Member shall have any rights of designation under this Section 2, NCM Inc. shall not take any action to change the size of the Board from 10.

2.6 Multiple Holders. If a Founding Member and one or more of its Permitted Transferees hold Membership Units at the same time, such Founding Members and Permitted Transferee(s) shall designate one of them to act on behalf of all of them for the purpose of exercising the rights granted under this Section 2.

3. Specific Performance. Each of the parties to this Agreement acknowledges that each party hereto will be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of NCM Inc. and the Founding Members shall be entitled to an injunction to prevent breaches of this Agreement and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction, in addition to any other remedy to which the parties hereto may be entitled at law or in equity. Each of the parties hereto hereby consents to personal jurisdiction in any such action brought in the United States District Court for the District of Delaware or in any court of the State of Delaware having subject matter jurisdiction. No bond or other similar undertaking shall be required of any party seeking relief under this Section.

4. Covenant of NCM Inc. NCM Inc. agrees that neither it nor any of its subsidiaries shall enter into any agreement or understanding or make any commitment to any Person, or otherwise take any action, that would violate or be inconsistent with any provision or agreement contained in this Agreement.

5. Termination. If the registration statement with respect to the IPO is withdrawn for any reason prior to February 13, 2007, this Agreement shall become null and void and be of no further force or effect whatsoever and neither the Founding Members nor NCM Inc. shall have any further obligations hereunder or with respect hereto. Further, if at any time any Founding Member owns less than five percent of the then issued and outstanding Membership Units (as determined in accordance with Section 2.3), then such Founding Members rights and obligations under this Agreement shall immediately terminate.

6. Miscellaneous

6.1 Governing Law. This Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Delaware without giving effect to principles of conflicts of law.

6.2 Notices. All notices, demands or other communications to be given under or by reason of this Agreement shall be in writing and shall be delivered by hand or sent by facsimile or sent by overnight courier service and shall be deemed given when received, as follows:

If to NCM Inc.:	If to AMC:
National CineMedia, Inc.	American Multi-Cinema, Inc.
9110 East Nichols Avenue	920 Main Street
Suite 200	Kansas City, MO 64105
Centennial, CO 80112-3405	Attention: General Counsel
Attention: General Counsel	Fax: (816) 480-4700
Fax: (303) 792-8649

with a copy to:	with a copy to:
Holme Roberts & Owen LLP	Latham & Watkins LLP
1700 Lincoln Street, Suite 4100	885 Third Avenue
Denver, Colorado 80203-4541	New York, NY 10022
Attention: W. Dean Salter	Attention: David S. Allinson
Fax: (303) 866-0200	Fax: (212) 751-4864

If to Cinemark Media:	If to Regal:
Cinemark Media, Inc.	Regal CineMedia Holdings, LLC
c/o Cinemark Holdings, Inc.	c/o Regal Entertainment Group
3900 Dallas Parkway	7132 Regal Lane
Plano, Texas 75093	Knoxville, Tennessee 37918
Attn: Robert Copple	Attn: General Counsel
Fax: (974) 665-1003	Fax: (865) 922-6085

with a copy to:	with a copy to:
Cinemark Media, Inc.	Hogan & Hartson LLP
c/o Cinemark Holdings, Inc.	One Tabor Center
3900 Dallas Parkway	1200 Seventeenth Street
Plano, Texas 75093	Suite 1500
Attn: Michael Cavalier	Denver, Colorado 80202
Fax: (974) 665-1003	Attn: Christopher J. Walsh
Fax: (303) 899-7333

Any party to this Agreement may change its address for notices, demands and other communications under this Agreement by giving notice of such change to the other party hereto in accordance with this Section 6.2.

6.3 Benefit of Parties; Transfer. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, legal representatives and Permitted Transferees. This Agreement may not be Transferred by NCM Inc. except with the prior written consent of the other parties. In the event of a Transfer by a Founding Member, the transferee shall not have the rights and powers of a Founding Member unless (i) the transferee is a Permitted Transferee of the Founding Member prior to and following the Transfer, or (ii) in the case of a direct or indirect Change of Control of the Founding Member, or any direct or indirect holder of equity in the Founding Member, following the Change of Control, the Founding Member’s ESA Party or its stockholders owns 50 percent or more of the general voting power of the transferee. Nothing herein contained shall confer or is intended to confer on any third party or entity that is not a party to this Agreement any rights under this Agreement.

6.4 Amendment. This Agreement may not be amended, modified, altered or supplemented except by means of a written instrument executed on behalf of each of NCM Inc. and each of the Founding Members.

6.5 Waiver. No failure on the part of either party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either party hereto in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver thereof; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

6.6 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

6.7 Entire Agreement. This Agreement sets forth the entire understanding of parties hereto and supersedes all other agreements and understandings between the parties hereto relating to the subject matter hereof.

6.8 Counterparts and Facsimiles. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other. The parties hereto may execute the signature pages hereof and exchange such signature pages by facsimile transmission.

6.9 Interpretation of Agreement.

(a) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation.”

(b) Unless otherwise specified, references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of, and Exhibits to, this Agreement.

(c) The Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

(d) Each party hereto and its counsel cooperated in drafting and preparation of this Agreement. Any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

NCM INC.:

NATIONAL CINEMEDIA, INC.

By:	/s/ Gary W. Ferrera
Name:	Gary W. Ferrera
Title:	Executive Vice President and Chief Financial Officer

AMC:

AMERICAN MULTI-CINEMA, INC.

By:	/s/ Craig R. Ramsey
Name:	Craig R. Ramsey
Title:	Executive Vice President and Chief Financial Officer

CINEMARK MEDIA:

CINEMARK MEDIA, INC.

By:	/s/ Michael Cavalier
Name:	Michael Cavalier
Title:	Senior Vice President–General Counsel

REGAL:

REGAL CINEMEDIA HOLDINGS, LLC

By:	/s/ Michael L. Campbell
Name:	Michael L. Campbell
Title:	Chief Executive Officer

[Signature page of Director Designation Agreement]